Exhibit 12.1

DINEEQUITY, INC.

Computation of Consolidated Leverage Ratio and Cash Interest Coverage Ratio

Trailing Twelve Months Ended March 31, 2011

Consolidated Leverage Ratio Calculation:
Financial Covenant Debt(1)	$1,853,300
Consolidated EBITDA(1)	345,259
Leverage Ratio	5.4
Consolidated Interest Coverage Ratio Calculation:
Consolidated EBITDA(1)	$345,259
Consolidated Cash Interest Charges(1)	146,739
Interest Coverage Ratio	2.4

(1)                                  Definitions of all components used in calculating the above ratios are found in the Credit Agreement, dated October 8, 2010, filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 21, 2010.